CONTACT: -OR- INVESTOR RELATIONS FIRM:

Jacuzzi Brands, Inc. Diana Burton, VP – Investor Relations (561) 514-3850	The Equity Group Inc. Devin Sullivan (212) 836-9608

FOR IMMEDIATE RELEASE

DONALD C. DEVINE TO BECOME CHIEF EXECUTIVE OFFICER
OF JACUZZI BRANDS, INC. EFFECTIVE OCTOBER 2005

DAVID H. CLARKE TO REMAIN AS NON-EXECUTIVE CHAIRMAN

WEST PALM BEACH, FL, December 2, 2004 — Jacuzzi Brands, Inc. (NYSE: JJZ) announced today that President and Chief Operating Officer Donald C. Devine will become President and Chief Executive Officer of the Company, while David H. Clarke, the current Chairman and Chief Executive Officer, will retire and become Non-Executive Chairman of the Board. The appointments will be effective October 2, 2005, the beginning of the Company’s 2006 fiscal year.

“Don and I have worked closely during a remarkable period in Jacuzzi Brands’ history,” Mr. Clarke said. “Over the past three years, he has been a tireless architect and advocate of initiatives that have restructured, reorganized and reinvigorated nearly every facet of the Company’s operations. Importantly, he has earned the trust and respect of our employees, investors, suppliers and customers. Don has consistently demonstrated the qualities that the Board of Directors and I believe are necessary to lead Jacuzzi Brands through the next phase of its corporate evolution, which includes further growth in sales, margins and market share.

“When the Board and I appointed Don as President and COO in 2003, we did so in the belief that we had identified my eventual successor,” Mr. Clarke added. “With the first phase of our corporate restructuring substantially completed and our future course set, I believe that the time has come to commence an orderly succession. Don and I will spend the next 10 months ensuring a seamless transition of responsibilities.”

Mr. Devine commented, “I am honored by the Board’s decision. David led the transformation of Jacuzzi Brands from a conglomerate to a focused, profitable and growing operating company. I am excited by the opportunity to build upon this legacy, and look forward to David’s continued counsel as Chairman. I am fortunate to have the support of a talented team of managers who are dedicated to furthering the Company’s success. I am confident that together we will continue to create value for our shareholders and customers.”

About Donald Devine

Mr. Devine, 45, was appointed President and Chief Operating Officer of the Company in April 2003. He had served as President and Chief Executive Officer of the Company’s Jacuzzi Inc. business since June 2002. From 1998-2001, he was President and Chief Executive Officer of Kimble Glass Inc., the U.S. subsidiary of Germany’s Gerresheimer Group. Prior to his tenure at Kimble Glass, Mr. Devine was a senior executive at Ivex Packaging Corporation, Gaylord Container Corporation, the James River Corporation and Packaging Corporation of America. Mr. Devine is a graduate of the United States Military Academy at West Point and the University of Virginia, Darden Business School, Executive Program.

About David Clarke

Mr. Clarke, 63, has served as Chairman of the Board and Chief Executive Officer of the Company since May 1995. Before joining the Company, he was Vice Chairman of Hanson PLC from 1993-1995, Deputy Chairman and Chief Executive Officer of Hanson Industries, the U.S. arm of Hanson PLC, from 1992-1995 and a director of Hanson PLC from 1989 until May 1996.

ABOUT JACUZZI BRANDS, INC.

Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ELJER®, ZURN®, ASTRACAST® and RAINBOW®. Learn more at www.jacuzzibrands.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s current expectations with respect to future market conditions, future operating results and other plans. Words such as “expects,” “intends,” “anticipates,” “plans,” “projects,” “probably,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company’s filings with the Securities and Exchange Commission could cause our actual results in fiscal 2004 and in future years to differ materially from those expressed in this press release.